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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☐	Soliciting Material Pursuant to §240.14a-12
Fleetwood Enterprises, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FLEETWOOD ENTERPRISES, INC.
3125 Myers Street
Riverside, California 92503-5527

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF FLEETWOOD ENTERPRISES, INC.

        The Annual Meeting of Shareholders of Fleetwood Enterprises, Inc. will be held in the Conference Center of the corporate offices, 3050 Myers Street, Riverside, California, on September 9, 2003, at 9:00 a.m., Pacific Daylight Time, for the following purposes:

  1.
  To elect four directors to serve three-year terms ending in the year 2006 and until their successors are elected and qualified. The Board of Directors has nominated the four persons specified in the accompanying Proxy Statement.

  2.
  To vote on a shareholder proposal regarding the annual election of the entire Board of Directors.

  3.
  To consider and act upon such other business that may properly come before the meeting.

        The close of business on July 14, 2003, has been fixed as the record date for determining shareholders that are entitled to receive notice of and to vote at the Annual Meeting and any adjournment.

        Your attention is directed to the accompanying Proxy Statement. To constitute a quorum for the conduct of business at the Annual Meeting, it is necessary that holders of a majority of all outstanding shares of common stock be present in person or represented by proxy. To assure representation at the Annual Meeting, you are urged to date and sign the enclosed proxy and return it promptly in the enclosed envelope.

By Order of the Board of Directors,

Forrest D. Theobald Secretary

Riverside, California
Dated: August 13, 2003

FLEETWOOD ENTERPRISES, INC.
3125 Myers Street
Riverside, California 92503-5527

PROXY STATEMENT

        Your proxy is solicited by the Board of Directors of Fleetwood Enterprises, Inc. ("Fleetwood" or the "Company") for use at the Annual Meeting of Shareholders on Tuesday, September 9, 2003, or at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. A shareholder giving a proxy may revoke it at any time before the proxy is exercised by giving written notice of revocation to Fleetwood's Secretary. Only shareholders of record at the close of business on July 14, 2003, the record date, are entitled to notice of, and to vote at, the meeting. Fleetwood has arranged to send these proxy materials to such shareholders of record on approximately August 13, 2003.

        Fleetwood will bear the cost of solicitation of proxies. In addition, Fleetwood will request brokers or other persons holding stock in their names or in the names of their nominees to forward proxies and proxy materials to the beneficial owners of such stock and will reimburse them for expenses incurred in so doing. To aid in the solicitation of proxies, the Company has retained MacKenzie Partners, Inc., a firm of professional proxy solicitors, at an estimated fee of $5,000 plus reimbursement of normal expenses.

        As of the record date, 35,934,892 shares of Fleetwood's common stock were issued and outstanding. Each shareholder has one vote per share on all business presented at the Annual Meeting. A majority of the outstanding shares, present in person or represented by proxy, will constitute a quorum. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. With regard to election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on proposals other than the election of directors, and will be counted as present for purposes of the item on which the abstention is noted, and therefore counted for purposes of determining whether a proposal has been approved, with the effect of a negative vote. Under applicable Delaware law, broker non-votes are not counted for purposes of determining whether a proposal has been approved.

ELECTION OF DIRECTORS
(Proposal No. 1)

        Under Fleetwood's Bylaws, which provide for a "classified Board," four directors (out of a current total of 11) are to be elected at the Annual Meeting to serve three-year terms expiring at the Annual Meeting in the year 2006 and until their successors have been elected and qualified. Proxies will be voted for the election of Margaret S. Dano, Dr. James L. Doti, David S. Engelman and Daniel D. Villanueva as Fleetwood directors, unless the shareholder directs otherwise or withholds the vote. If any of the nominees should become unavailable to serve, the proxies will be voted for the election of a substitute nominee or nominees selected by the Board of Directors. It is not expected, however, that any of the nominees will be unavailable.

        Each shareholder is entitled to one vote for each share of common stock held on the record date. In voting for directors, each shareholder has the right to cumulate votes and give one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which his or her shares are entitled, or to distribute total votes on the same principle among as many candidates as desired. The four candidates receiving the highest number of votes will be elected. In order for one or all shareholders to be entitled to cumulate votes, one shareholder must give notice prior to the voting that cumulation of votes is intended. In the event that any person other than the nominees named herein should be nominated for election as a director, the proxy holders may, in the exercise of their best judgment, vote the proxies they receive cumulatively to elect as directors as many of the above nominees as the votes represented by the proxies held by them are entitled to elect.

        The following information is furnished as of July 28, 2003, with respect to the four nominees, all of whom except Mr. Villanueva are currently Fleetwood directors, as well as for the other seven Fleetwood directors whose terms of office will continue after the 2003 Annual Meeting. One current director, Glenn F. Kummer, will retire as a director immediately prior to the meeting.

NOMINATED FOR ELECTION FOR TERMS ENDING IN SEPTEMBER 2006

        MARGARET S. DANO, age 43, has been a Fleetwood director since 2000. Ms. Dano has been Vice President, Worldwide Operations of Garrett Engine Boosting Systems, a division of Honeywell International Inc., since June 2002. From April 2002 to June 2002 she was Vice President, Global Operations, Automation and Controls Solutions of Honeywell. She was Vice President, Supply Chain, Office Products of Avery Dennison Corporation from January 1999 to April 2002, and was Avery Dennison's Vice President, Corporate Manufacturing and Engineering from 1997 to 1999. Previously, she was Vice President, Operations Accessories, North America, of Black & Decker Corporation, and she served as a Program Manager, Product Manager and Plant Manager for General Electric Corporation for a five-year period in the early 1990s. Ms. Dano received a BSME in Electrical Engineering from the General Motors Institute.

        DR. JAMES L. DOTI, age 56, has served as a Fleetwood director since 1995. Since 1991, Dr. Doti has served as President of Chapman University, a private institution located in Orange, California, where he also founded the University's Center for Economic Research in 1978 and was appointed inaugural holder of the Donald Bren Distinguished Chair in Business and Economics in 1999. Dr. Doti is also a director of The First American Corporation, RemedyTemp, Inc. and Standard Pacific Corp. He is a graduate of the University of Illinois, Chicago, and received master's and doctorate degrees in economics from the University of Chicago.

        DAVID S. ENGELMAN, age 65, was appointed to Fleetwood's Board of Directors in April 1999. From February 2002 to August 2002, he served as Interim President and Chief Executive Officer. Mr. Engelman has been a private investor for more than five years. Mr. Engelman is a director of MGIC Investment Corporation, Mortgage Guaranty Insurance Corporation, and Quaker City Bancorp, Inc. and its banking subsidiary Quaker City Bank. He is a graduate of the University of Arizona.

        DANIEL D. VILLANUEVA, age 65, is chairman of a minority-controlled private equity investment firm, The Bastion Capital Fund, L.P., specializing in management buyouts of middle-market companies and related transactions. The Fund was formed in June 1994. It recently sold Telemundo, the nation's second largest Spanish language television network, to NBC. From 1964 to 1990, Mr. Villanueva was a senior executive with the predecessor to Univision, now the largest Spanish language television network in the United States. Mr. Villanueva is a director of California Commerce Bank and the Metropolitan West Funds. He is a graduate of New Mexico State University.

DIRECTORS WHOSE TERMS EXPIRE IN 2004

        PAUL D. BORGHESANI, age 65, was appointed to Fleetwood's Board of Directors in April 1999. Mr. Borghesani has been of counsel with the law firm Baker & Daniels, South Bend, Indiana since 1996. Mr. Borghesani owns the Transportation Advisory Group, LLC, a private consulting firm, which he founded in 1996, and in 2003 he founded Motor Carrier Services, LLC, a management firm. Until 2002 he was a director of Morgan Drive Away, Inc. and Vice President, Treasurer, Secretary and Corporate Counsel of The Morgan Group, Inc., both of which filed for bankruptcy protection in 2002. Mr. Borghesani is a graduate of Tufts University and received a JD degree from Boston College.

        EDWARD B. CAUDILL, age 60, has been President and CEO of Fleetwood since August 12, 2002, and a Board member since September 2002. Before joining Fleetwood, he had been a vice president of PACCAR since 1996 and general manager of its Kenworth Truck Company, a manufacturer of heavy-duty on-and-off-highway trucks and medium-duty trucks, since 1997. Mr. Caudill is a graduate of Wayne State University and received an MBA degree from Xavier University in Ohio.

        THOMAS B. PITCHER, age 64, has served as a member of the Board since 1998. In February 2002 he was appointed Interim Chairman of the Board and in September 2002 he was appointed Chairman. Mr. Pitcher has been Advisory Counsel to the law firm Gibson, Dunn & Crutcher LLP since 1995, when he retired from the active practice of law. Prior to that date, Mr. Pitcher was a member of the firm's Executive Committee and was the partner in charge of its Orange County, California, office and its international practice. Mr. Pitcher is a graduate of the University of Florida and received a JD degree from the Duke University School of Law.

DIRECTORS WHOSE TERMS EXPIRE IN 2005

        LOREN K. CARROLL, age 59, became a member of Fleetwood's Board of Directors in April 1999. Since 1994, Mr. Carroll has been President and Chief Executive Officer of M-I LLC, the world's largest drilling and fluid handling supplier to the petroleum industry, based in Houston, Texas. Mr. Carroll is also a director of Smith International, Inc. and Veritas DGC, Inc. Previously, Mr. Carroll was an audit partner of Arthur Andersen LLP until leaving in 1984 to become Vice President and Chief Financial Officer of Smith International. He also served as President of Geneva Business Services and a director of The Geneva Companies from 1989 until 1992, when he returned to Smith International as Executive Vice President and Chief Financial Officer. Mr. Carroll is a graduate of California State University, Long Beach.

        J. MICHAEL HAGAN, age 63, has been a Board member since September 2002. Since January 2000, Mr. Hagan has been a self-employed business advisor. From June 1991 until November 1999, Mr. Hagan served as Chairman of the Board of Directors and Chief Executive Officer of Furon Company, having previously served as President of Furon Company from 1980 to 1991. Since November 1999, Mr. Hagan has served as director of Saint Gobain Corporation, which acquired Furon in November 1999. Mr. Hagan is also a director of RemedyTemp, Inc. and Ameron International Corp. Since March 2000, Mr. Hagan has served as a trustee for each of the following PIMCO Funds: Pacific Investment Management Series; PIMCO Commercial Mortgage Securities Trust, Inc.; and PIMCO Variable Insurance Trust. Mr. Hagan is a graduate of Santa Clara University.

        DR. DOUGLAS M. LAWSON, age 67, has been a member of Fleetwood's Board of Directors since 1981. Dr. Lawson is the founder and Chairman of Douglas M. Lawson Associates, Inc., a New York-based fund-raising management consulting firm which advises non-profit organizations concerning the creation and operation of fund-raising campaigns and training programs throughout the United States. He is a graduate of Randolph-Macon College in Virginia and also has a Bachelor of Divinity degree from Drew University and a Ph.D. from Duke University.

        JOHN T. MONTFORD, age 60, has been a Fleetwood director since 1999. Since July 1, 2002, he has been President-External Affairs, SBC-Southwest and SBC-SNET. From September 2001 to June 2002, he was Senior Vice President-External Affairs for SBC Communications, Inc. From 1996 to 2001, Mr. Montford served as Chancellor of Texas Tech University System in Lubbock, Texas. From 1983 until 1996, Mr. Montford was a member of the Texas Senate, during which time he served as Chairman of the Senate Finance and State Affairs Committees and Senate President Pro Tempore. Mr. Montford maintained an active law practice in Lubbock until 1996. Mr. Montford is also a director of Southwest Airlines Co. He is a graduate of the University of Texas at Austin, from which he received both a bachelor's and a JD degree. During his career he has also served as an officer in the United States Marine Corps and as an elected District Attorney.

DIRECTOR WHO IS RETIRING

        GLENN F. KUMMER, age 69, was Chairman of Fleetwood's Board of Directors from January 1998 to February 2002. Mr. Kummer has also served as Fleetwood's Chief Executive Officer from

January 1998 to April 2001. He joined the Company in 1965 and has been a member of the Board of Directors since 1983. Before becoming Fleetwood's Chairman and Chief Executive Officer, Mr. Kummer was President and Chief Operating Officer since 1983, and previously served in various executive positions, including Executive Vice President. He has served as a director and Chairman of the Manufactured Housing Institute and other trade associations related to the Company's business. Mr. Kummer is currently Chairman of Friend Communications, an Internet company that provides Web sites and reservation processing services for campgrounds and RV rental companies. Mr. Kummer is a graduate of the University of Utah.

CORPORATE GOVERNANCE

        As provided by the Delaware General Corporation Law and Fleetwood's Restated Certificate of Incorporation and By-Laws, Fleetwood's business is managed under the direction of its Board of Directors. Members of the Board are kept informed of Fleetwood's business through discussions with the President and CEO and other officers, by reviewing materials provided to them and by actively participating in meetings of the Board and its committees. In addition, to promote open discussion among the non-employee directors, those directors meet in regularly scheduled executive sessions without management present.

Corporate Governance Practices

        Fleetwood's Board of Directors has long been committed to sound and effective corporate governance practices. A substantial majority of the members of the Board have been independent (currently, nine of 11), and key committees have been comprised solely of independent directors. The Board has a longstanding practice of meeting in executive session, and last year we separated the offices of Chairman and Chief Executive Officer to ensure the Chairman is fully independent of management. We also formed a Governance and Nominating Committee last year, to consider and recommend candidates for Board vacancies, actively recruit qualified candidates, review Board performance annually, review and make recommendations regarding committee assignments and committee structure, establish criteria for Board performance evaluations, and review and report to the Board on matters of corporate governance.

        Fleetwood's Board during the past fiscal year also adopted a comprehensive set of Corporate Governance Guidelines, which addresses a number of important governance issues, including director independence but also such matters as criteria for Board membership, expectations regarding attendance and participation at meetings, mandatory retirement for Board members at age 72, committee responsibilities, authority of the Board and certain committees to engage outside independent advisors as they deem appropriate, succession planning for the Chief Executive Officer, and annual Board self-evaluation. We have attached a copy of these guidelines as Annex A to this Proxy Statement, but we have also published them on the Corporate Governance page of our web site, which can be accessed through http://ir.fleetwood.com

        Management has closely reviewed internally and with the Board of Directors the provisions of the Sarbanes-Oxley Act of 2002, the related rules of the Securities and Exchange Commission and the proposed New York Stock Exchange Listing Standards regarding corporate governance policies and procedures. One result of this process has been that the Board of Directors has now fully reexamined the formal charters setting forth the powers and responsibilities of the Audit, Compensation and Governance and Nominating Committees, and has adopted completely new charters for each of these Committees. As the New York Stock Exchange proposals continue to evolve, the Board under the direction of the Governance and Nominating Committee will continue to assess these charters. In the meantime, the charter for the Audit Committee is attached as Annex B to this Proxy Statement, and all three charters may be viewed on the Corporate Governance page on our Web site.

Board Committees

        Fleetwood's Board of Directors has standing Executive, Compensation, Governance and Nominating, Audit and Strategic Planning Committees. None of the directors who serve on the Audit, Governance and Nominating or Compensation Committees is an executive officer of Fleetwood.

        The Board of Directors met seven times during the fiscal year ended on April 27, 2003, and the aggregate of Board and Committee meetings totaled 27 during such period. All of Fleetwood's directors who served throughout the fiscal year attended at least 75% of the meetings of the Board of Directors and, if applicable, the Committees on which they served during the fiscal year.

        The Executive Committee, consisting of Mr. Engelman, Chairman, Mr. Carroll, Mr. Caudill, Dr. Lawson and Mr. Pitcher, met three times during the past fiscal year. The Executive Committee may exercise the authority of the Board between Board meetings, except to the extent that the Board has delegated authority to another Committee, and except as limited by Delaware law.

        The Compensation Committee met nine times during the past fiscal year. The Committee consists of Mr. Borghesani, Chairman, Dr. Doti and Mr. Hagan. The Committee is responsible for reviewing the compensation of the Chief Executive Officer and for reviewing and overseeing the establishment and implementation of Fleetwood's basic and special management compensation policies. It is also responsible for interpreting and administering certain benefit plans and making awards under such plans. The Committee is composed of independent directors and has adopted a written charter approved by the Board.

        The Audit Committee, consisting of Dr. Lawson, Chairman, Ms. Dano, Mr. Hagan and Mr. Montford, met five times during the past fiscal year. The Audit Committee reviews with management and Fleetwood's independent auditors such matters as Fleetwood's internal accounting controls and procedures, the plan and results of the audit engagement and suggestions by the auditors for improvements in accounting procedures. It considers the type and scope of services, both of an audit and a non-audit character, to be performed by the independent auditors and reviews the respective fees related to the performance of such services. During each Audit Committee meeting, members of the Committee and representatives of the auditors have an opportunity for discussions outside the presence of management. The Committee is composed of independent directors and has adopted a written charter approved by the Board.

        The Strategic Planning Committee, consisting of Mr. Engelman, Chairman, Mr. Carroll, Mr. Caudill and Mr. Pitcher, met four times during the past fiscal year. The Committee reviews with management initiatives designed to achieve continued growth of the Company and to enhance shareholder value. The Committee assists management in looking beyond traditional quarterly or annual perspectives and in considering longer-term goals for the Company.

        The Governance and Nominating Committee was established in June 2002, and consists of Mr. Carroll, Chairman, Ms. Dano and Mr. Montford. The Committee met twice during the past fiscal year. The Committee considers and recommends candidates for Board vacancies, actively recruits qualified candidates, reviews Board performance annually, and reviews and makes recommendations regarding assignments to other committees, the development of committee charters and the committee structure for the Board. No procedure has been established for the consideration by the Committee of nominees recommended by shareholders, although the Company's Bylaws provide a process for submitting nominations, which is discussed below under "Other Business and Director Nominations." The Committee reviews and reports to the Board on matters of corporate governance. The Board has adopted Corporate Governance Guidelines and the Governance and Nominating Committee is responsible for periodically reviewing and, if necessary, recommending revisions to the guidelines. The Committee is composed of independent directors and has adopted a written charter approved by the Board.

Directors' Compensation

        All members of the Board of Directors who are not Fleetwood employees receive compensation for their service as Fleetwood directors in the amount of $30,000 per year, payable quarterly. The Chairman of the Board receives an additional $50,000 per year, payable quarterly. In addition, such members receive an attendance fee of $2,000 per meeting. The Chair of each Committee receives a fee of $2,000 per meeting and $1,000 per telephone conference, payable quarterly. A fee in the amount of $1,000 for in-person attendance and $500 for attendance via telephone conference is paid to non-employee directors with respect to each Committee meeting. Directors are reimbursed for reasonable expenses incurred in connection with their attendance at Board and Committee meetings.

        Under Fleetwood's 1992 Non-Employee Director Stock Option Plan, non-employee directors of Fleetwood serving after each Annual Meeting of Shareholders automatically receive options to purchase 4,000 shares of Fleetwood common stock at exercise prices equal to the market value of the underlying shares of common stock on the date of grant. The options expire 10 years after the date of grant or three years after service as a director is terminated, whichever occurs earlier. Option grants vest immediately. Option grants are made to newly appointed directors on a prorated basis as of the date of their appointment. All current directors except Mr. Caudill received options under this Plan during fiscal 2003.

Director and Officer Stock Ownership

        The following table sets forth information regarding the beneficial ownership of Fleetwood common stock as of July 28, 2003, by each Fleetwood director and nominee for director, the Chief Executive Officer, the four other most highly compensated executive officers and all directors and executive officers as a group. Such ownership includes shares held by certain family members, trusts, wholly owned corporations and private foundations, if applicable.

Name of Beneficial Owner	Amount & Nature of Beneficial Ownership(1)		Percent of Class(2) (*=Less than 1%)
Paul D. Borghesani	21,188		*
Ronald L. Brewer	115,600		*
Loren K. Carroll	20,188		*
Edward B. Caudill	508,058	(3)	1.4%
J. Wesley Chancey	146,405		*
Margaret S. Dano	13,000		*
Dr. James L. Doti	31,658		*
David S. Engelman	30,488		*
J. Michael Hagan	7,000		*
Glenn F. Kummer	785,000		2.1%
Dr. Douglas M. Lawson	31,000		*
John T. Montford	17,427		*
Thomas B. Pitcher	31,037		*
Boyd R. Plowman	284,100		*
Charles A. Wilkinson	435,300		1.2%
21 Directors and Executive Officers as a Group	3,008,225		7.8%

(1)
Includes shares of Fleetwood common stock which may be obtained if options issued under Fleetwood's 1992 Amended and Restated Stock-Based Incentive Compensation Plan or 1992 Non-Employee Director Stock Option Plan that are exercisable within 60 days are exercised. The persons who have such options and the number of shares which may be so obtained are as follows: Mr. Borghesani, 17,688; Mr. Brewer, 104,600; Mr. Carroll, 17,688; Mr. Caudill, 352,698; Mr. Chancey, 133,000; Ms. Dano, 12,000; Dr. Doti, 26,658; Mr. Engelman, 25,688; Mr. Hagan,

  4,000; Mr. Kummer, 710,000; Dr. Lawson, 28,000; Mr. Montford, 16,887; Mr. Pitcher, 28,537; Mr. Plowman, 264,100; Mr. Wilkinson, 435,300; and 21 directors and executive officers as a group, 2,671,044.

(2)
Percentage voting power is based upon 35,934,892 shares of Fleetwood common stock outstanding as of July 28, 2003. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, to Fleetwood's knowledge each of the shareholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by that shareholder.

(3)
Includes 147,860 shares of restricted stock.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Fleetwood's executive officers and directors, and persons who own more than 10 percent of a registered class of Fleetwood's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, directors and greater than 10 percent shareholders are required by Securities and Exchange Commission regulations to furnish Fleetwood with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to Fleetwood, Fleetwood believes that during fiscal year 2003, its executive officers, directors and greater than 10 percent beneficial owners timely filed all such Section 16(a) reports, with the exception of one late filing of a report on Form 4 by a former executive, John H. Darnall, reporting an acquisition of shares in August 2002.

Stock Ownership of Certain Beneficial Owners

        The following table sets forth the most recently available information concerning the only shareholders believed by Fleetwood to have beneficial ownership, by virtue of actual or attributed voting rights or investment powers, of more than 5 percent of Fleetwood's outstanding common stock.

Name and Address of Beneficial Owner		Amount and Nature of Beneficial Ownership(1)		Percent of Class
1.	FMR Corp. 82 Devonshire Street Boston, MA 02109	5,377,133	(2)	14.96%
2.	Citigroup, Inc. 399 Park Avenue New York, NY 10043	5,312,813	(3)	14.44%
3.	First Pacific Advisors, Inc. 11400 West Olympic Boulevard, Suite 1200 Los Angeles, CA 90064	4,905,550	(4)	13.65%
4.	Putnam, LLC d/b/a Putnam Investments One Post Office Square Boston, MA 02109	4,854,944	(5)	13.51%
5.	Deutsche Bank AG Taunusanlage 12, D-60325 Frankfurt am Main Federal Republic of Germany	4,604,562	(6)	11.42%
6.	Amalgamated Gadget, L.P. 301 Commerce Street, Ste 2975 Fort Worth, TX 76102	3,401,292	(7)	8.65%
7.	Capital Growth Management L.P. One International Place Boston, MA 02110	2,611,700	(8)	7.27%
8.	Primecap Management Company 225 South Lake Avenue, #400 Pasadena, CA 91101-3005	2,335,500	(9)	6.50%
9.	Artisan Partners Limited Partnership 1000 North Water Street, #1770 Milwaukee, WI 53202	1,896,765	(10)	5.28%

(1)
Percentage voting power is based upon 35,934,892 shares of Fleetwood common stock outstanding as of July 28, 2003.

(2)
This information is based on a Schedule 13G filed by FMR Corp. with the Securities and Exchange Commission on February 13, 2003. FMR reported that as of December 31, 2002, the shares reported on by FMR at that time were beneficially owned by affiliates that had sole investment authority with respect to all the shares and sole voting authority with respect to 2,643,551 of the shares.

(3)
This information is based upon information contained in an amended Schedule 13G filed by Citigroup with the Securities and Exchange Commission on June 18, 2003. Also reporting as filing persons were Citigroup Global Markets Limited, Citigroup Global Markets Europe Limited, Citigroup Global Markets International LLC, Citigroup Financial Products Inc., Smith Barney Fund Management LLC, and Citigroup Global Markets Holdings Inc. Citigroup reported that as of June 6, 2003, it shared voting authority and investment authority with respect to all of the shares. Citigroup also reported that the aggregate amount beneficially held assumes conversion or exercise of certain securities held. Separately, pursuant to Form 4 dated June 6, 2003, Citigroup Inc. reported net beneficial ownership of 844,480 shares of common stock issuable upon conversion of 9.5% Convertible Trust Preferred Securities due 2013 issued by Fleetwood Capital Trust III (the "Convertible Trust III Preferred Securities"), which we included in the total reported on the Schedule 13G.

(4)
This information is based upon a Schedule 13G filed by First Pacific with the Securities and Exchange Commission on February 13, 2003. First Pacific reported that as of December 31, 2002, it shared investment authority with respect to all of the shares and shared voting authority with respect to 1,709,913 of the shares.

(5)
This information is based upon information contained in an amended Schedule 13G filed by Putnam with the Securities and Exchange Commission on February 14, 2003. Also reporting as filing persons were Marsh & McLellan Companies, Inc., Putnam Investment Management, LLC and The Putnam Advisory Company, LLC. Putnam reported that it shared voting authority with respect to 1,005,534 shares and shared dispositive power with respect to all of the shares.

(6)
This information is based on a Schedule 13G filed by Deutsche Bank with the Securities and Exchange Commission on February 11, 2003. Deutsche Bank reported that it has sole voting and dispositive power with respect to all the reported shares, of which (a) 202,746 are shares of common stock, (b) 246,298 are issuable upon conversion of 6% Convertible Trust Preferred Securities due 2028 issued by Fleetwood Capital Trust, (c) 203,352 are issuable upon conversion of 9.5% Convertible Trust Preferred Securities due 2013 issued by Fleetwood Capital Trust II (the "Convertible Trust II Preferred Securities"), and (d) 3,952,166 are issuable upon conversion of the Convertible Trust III Preferred Securities. Separately, pursuant to Form 4 filed February 24, 2003, which we do not reflect in the accompanying table, Deutsche Bank reported ownership of 86,528 shares of Convertible Trust II Preferred Securities and 434,000 shares of Convertible Trust III Preferred Securities, which would be convertible into 151,511 shares of common stock and 2,094,310 shares of common stock, respectively.

(7)
This information is based on a Schedule 13G filed by Amalgamated Gadget, L.P. with the Securities and Exchange Commission on February 10, 2003. Amalgamated Gadget reported that as of December 31, 2002, it has sole voting and dispositive power with respect to the reported 3,401,292 shares, of which approximately 240,524 are issuable upon conversion of the Convertible Trust II Preferred Securities and approximately 3,160,768 are issuable upon conversion of the Convertible Trust III Preferred Securities.

(8)
This information is based upon information contained in a Schedule 13G filed by Capital Growth Management with the Securities and Exchange Commission on February 7, 2003. Capital Growth Management reported that it had sole voting authority and shared dispositive power with respect to all of the shares.

(9)
This information is based on a Schedule 13G filed by Primecap Management Company with the Securities and Exchange Commission on July 7, 2003. Primecap reported that it was the beneficial owner of 2,335,500 shares, of which it had sole voting power with respect to 1,796,600 shares and sole dispositive power over all the shares.

(10)
This information is based on a Schedule 13G filed by Artisan Partners Limited Partnership (and certain affiliates hereafter described) with the Securities and Exchange Commission on January 31, 2003. Artisan reported that as of December 31, 2002, it was the beneficial owner of 1,896,785 shares. Artisan shared voting and dispositive power with respect to all such shares with Artisan Investment Corporation, the general partner of Artisan, and the general partner's principal stockholders, Andrew A. Ziegler and Carlene Murphy Ziegler.

Transactions with Affiliates

        On July 31, 1997, the Compensation Committee of the Board of Directors authorized Fleetwood to enter into an agreement with the trustee of a trust created by Glenn F. Kummer for the benefit of members of his family (the "Kummer Trust"), providing for the purchase by Fleetwood for the Kummer Trust of a split-dollar life insurance policy on the life of Mr. Kummer, payable to the Kummer Trust. During fiscal 2001, Fleetwood paid the final premium on the policy. The trustee of the Kummer Trust has contributed a portion of each annual premium, which reduced Fleetwood's premium each year, and assigned certain rights under the policies, including the right to receive the cash surrender value thereof, to Fleetwood to secure repayment of all the premium payments made by Fleetwood. Fleetwood will recover all of its insurance premium payments from the death benefit under the policy or earlier from the Kummer Trust. Since the increases in the cash surrender value of the policy assigned to secure premium repayments were applied for accounting purposes to offset the premium expense incurred by Fleetwood, the cost of such payments did not have any material effect on Fleetwood's consolidated financial statements.

        Morgan Drive Away, Inc., of which Paul D. Borghesani was a director, performed services for Fleetwood in connection with the transportation of manufactured homes and recreational vehicles to retailer and customer sites during the past fiscal year. Mr. Borghesani is Chairman of Fleetwood's Compensation Committee. During the fiscal year ended on April 27, 2003, the total amount paid by the Company to Morgan Drive Away, Inc. for such services was $4,904,000. In the opinion of the Company, such services were competitive with other suppliers with respect to price and quality of performance.

EXECUTIVE COMPENSATION

        The following table sets forth for the fiscal years ended April 27, 2003, April 28, 2002 and April 29, 2001, the cash compensation paid by Fleetwood, as well as certain other compensation awarded or accrued for those years, to each of the four highest paid Fleetwood executive officers, its current President and Chief Executive Officer, and its Interim President and Chief Executive Officer. Edward B. Caudill became President and Chief Executive Officer on August 12, 2002.

SUMMARY COMPENSATION TABLE

Long-Term Compensation
		Annual Compensation				Awards
Name and Principal Position	Fiscal Year	Salary		Bonus		Restricted Stock Awards($)	Securities Underlying Options	All Other Compensation(1)
David S. Engelman Interim President and Chief Executive Officer	2003 2002 2001	$ $	172,023 105,295 —	$	— 10,000 —	— — —	4,000 12,000 4,000	$ $	— 775 4,390
Edward B. Caudill President and Chief Executive Officer	2003 2002 2001		$497,857 — —		$463,396 — —	$371,129 — —	352,698 — —		$102,268 — —	(2)
Charles A. Wilkinson Executive Vice President— Chief Operating Officer	2003 2002 2001	$ $ $	520,833 439,965 130,250	$ $ $	633,467 422,329 501,502	— — —	266,000 78,800 75,000	$ $ $	167,314 134,412 160,000
Boyd R. Plowman Executive Vice President— Chief Financial Officer	2003 2002 2001	$ $ $	468,750 423,750 129,500	$ $ $	395,326 243,467 356,194	— — —	131,100 57,000 60,000	$ $ $	127,846 107,155 101,324
J. Wesley Chancey Vice President—Sales & Marketing—Housing	2003 2002 2001	$ $ $	304,250 287,500 97,500	$ $ $	262,395 266,492 311,073	— — —	62,800 22,200 18,000	$ $ $	28,030 53,662 53,299
Ronald L. Brewer Vice President— Housing Operations	2003 2002 2001	$ $ $	304,250 271,250 80,250	$ $ $	288,360 223,739 237,132	— — —	64,900 21,700 15,000	$ $ $	86,686 68,211 36,605

(1)
Includes payments made or accrued under Fleetwood's retirement plans and payments in fiscal years prior to fiscal year 2003 of dividend equivalents on outstanding stock options granted under the Company's stock-based incentive plans. The table immediately following footnote (2) below shows the respective amounts of each of the indicated items for the past three fiscal years for the individuals in the preceding table.

(2)
Comprised of $102,268 to compensate Mr. Caudill with respect to relocation costs.

Detail of Other Compensation

	Non-Funded Retirement Plan Contribution	Dividend Equivalents
David S. Engelman
2003	—	—
2002	—	$775
2001	—	$4,390
Edward B. Caudill
2003	—	—
2002	—	—
2001	—	—
Charles A. Wilkinson
2003	$167,314	—
2002	$130,452	$3,960
2001	$139,970	$20,130
Boyd R. Plowman
2003	$127,846	—
2002	$104,035	$3,120
2001	$85,464	$15,860
J. Wesley Chancey
2003	$28,029	—
2002	$50,542	$3,120
2001	$37,493	$15,860
Ronald L. Brewer
2003	$86,686	—
2002	$68,211	—
2001	$36,604	—

Option Grants

        The following table lists certain information concerning stock options granted to Fleetwood's five executive officers (plus Mr. Engelman) named in the Summary Compensation Table during the fiscal year ended on April 27, 2003, under Fleetwood's Amended and Restated 1992 Stock Based Incentive Compensation Plan.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants(1)						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees in Fiscal Year
				Exercise or Base Price ($/Sh)
						Expiration Date
							5%		10%
David S. Engelman	4,000	0.2%			$7.70	9/11/12		$19,370		$49,087
Edward B. Caudill	352,698	13.5%			$2.57	8/12/12		$570,051		$1,444,622
Charles A. Wilkinson	81,100 184,900	3.1 7.1	% %	$ $	6.94 3.17	9/9/12 3/10/13	$ $	353,963 368,616	$ $	897,012 934,145
Boyd R. Plowman	42,600 88,500	1.6 3.4	% %	$ $	6.94 3.17	9/9/12 3/10/13	$ $	185,929 176,433	$ $	471,180 447,116
J. Wesley Chancey	20,400 42,400	0.8 1.6	% %	$ $	6.94 3.17	9/9/12 3/10/13	$ $	89,036 84,528	$ $	225,636 214,212
Ronald L. Brewer	21,100 43,800	0.8 1.7	% %	$ $	6.94 3.17	9/9/12 3/10/13	$ $	92,092 87,320	$ $	233,378 221,285

(1)
All awards were made pursuant to Fleetwood's Amended and Restated 1992 Stock-Based Incentive Compensation Plan, other than the award of 4,000 options to Mr. Engelman, which was made pursuant to Fleetwood's 1992 Non-Employee Director Stock Option Plan. The exercise price of all stock options is not less than 100% of the fair market value of the Fleetwood's common stock on the date the options were granted. Except for Mr. Engelman's immediately exercisable options, all other options may not be exercised during the first 12 months after the date the options are granted.

Aggregated Option Exercises, Options Held and Fiscal Year-End Values

        None of the five executive officers (nor Mr. Engelman) named in the Summary Compensation Table exercised options during the fiscal year ended on April 27, 2003. The following table contains information on stock options held by such named executive officers as of such date.

	Number of Securities Underlying Unexercised Options Held at April 27, 2003		Value of Unexercised In-The- Money Options at April 27, 2003(1)
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
David S. Engelman	25,688	—	—	—
Edward B. Caudill	—	352,698	—	$850,002
Charles A. Wilkinson	169,300	266,000	—	$334,699
Boyd R. Plowman	133,100	131,000	—	$160,185
J. Wesley Chancey	70,200	62,800	—	$76,744
Ronald L. Brewer	39,700	64,900	—	$79,278

(1)
These amounts represent the difference between the exercise price of the stock options and the closing price of Fleetwood's stock on April 25, 2003 (the last day of trading for the fiscal year ended April 27, 2003) for all in-the-money options held by the named executive. The in-the-money stock option exercise price for all options is $4.98. These stock options were granted at the fair market value of the stock on the grant date.

Long-Term Incentive Plan Awards

        None of the five executive officers (nor Mr. Engelman) named in the Summary Compensation Table received awards under Fleetwood's Long-Term Incentive Plan during the fiscal year ended on April 27, 2003.

Employment and Change in Control Agreements

        The Company has employment agreements and change in control agreements with its officers. Most of the employment agreements generally provide that if the officer is either constructively terminated or terminated without cause, the officer shall receive a severance payment payable in equal monthly installments equal to the product of (A) the number of full months immediately before the date of termination during which the officer has been continuously employed as an officer of the Company or any of its affiliated companies, up to a maximum of 24 or 12 months, depending on the duties of the officer, and (B) the average monthly amount of the officer's base salary plus all bonuses and incentive compensation payments paid to the officer, as averaged over the applicable 24 or 12 months. Two of the five current executive officers mentioned in the Summary Compensation Table have an employment agreement that provides for the maximum 24 months of severance payments, and three of the five have an Agreement that provides for 12 months of payments. Mr. Engelman, as Interim President and Chief Executive Officer, had no employment agreement. Additionally, the officers with agreements would be entitled to group insurance benefits during the period of severance payments, and any and all of the officers' unvested stock options would immediately become fully vested and exercisable.

        The change in control agreements generally provide for additional benefits for the Company's officers in connection with a change in control of the Company. A change in control is generally defined as circumstances under which either a third party or group acquired more than twenty-five percent (25%) of the Company's voting stock, or certain mergers or other business combinations approved by shareholders, or the majority of the Company's Board of Directors is replaced. Upon the occurrence of a change in control, the officer will automatically receive an amount equal to, depending on the duties of the officer, two times or one times the officer's annual compensation as defined in the agreement. Two of the five current executive officers mentioned in the Summary Compensation Table have a change in control agreement that provides for two times the officer's annual compensation, and two of the five have an agreement providing 12 months' payment. Mr. Caudill's change in control benefits are contained in his employment agreement, and provide for 12 months' payment. Mr. Engelman as Interim President and Chief Executive Officer had no change in control agreement. Additionally, in the event of a change in control, the officer (including his or her family) would be entitled to group insurance benefits for up to two years, the immediate vesting of all unvested stock options and an excise tax restoration payment, if necessary.

        The Company has also developed a similar employment agreement, which includes change in control arrangements, that will be utilized with respect to its newly hired or promoted officers. These new employment agreements generally provide that if the officer is either constructively terminated or terminated without cause, the officer shall receive a severance payment equal to his or her average monthly total compensation over the preceding 12 months multiplied by the officer's amount of service, not to exceed 12, paid in equal monthly installments over the 12-month period following termination. These new agreements provide that if the termination occurs within 12 months after a change in control, the severance benefit doubles.

Performance Graph

        The performance graph set forth below compares the cumulative total shareholder return on Fleetwood's common stock against the cumulative total return for the five-year period ended on April 27, 2003, of the Standard & Poor's Corporation S&P Small Cap 600 and a "peer group" of companies selected by Fleetwood whose primary business is either manufactured housing or recreational vehicles. With respect to all companies in the peer group, the returns of each such company have been weighted to reflect relative stock market capitalization at the beginning of the period.

        There is no currently available published index of companies involved in the same businesses as Fleetwood. The peer group consists of the following companies: Champion Enterprises, Inc., Clayton Homes, Inc., Coachmen Industries, Inc., Monaco Coach Corporation, National R.V. Holdings Inc., Palm Harbor Homes, Inc., Skyline Corp., Thor Industries, Inc. and Winnebago Industries, Inc. The peer group contains the largest companies in Fleetwood's industries, the performance of which is generally compared to Fleetwood's performance by investment analysts. None of these companies is truly comparable to Fleetwood. All are smaller; some are involved only in manufactured housing and others only in recreational vehicles; some own no retail business and others are vertically integrated to a much greater extent than Fleetwood. In prior years we included Oakwood Homes Corporation in our peer group, but eliminated it this year because Oakwood filed for Chapter 11 bankruptcy protection in October 2002.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
AMONG FLEETWOOD ENTERPRISES, INC., THE S&P SMALL CAP 600 INDEX
AND A PEER GROUP

    $100 invested on 4/26/98 in stock or on 4/30/98 in index, including reinvestment of dividends.

	Cumulative Total Return
	4/26/98	4/25/99	4/30/00	4/29/01	4/28/02	4/27/03
FLEETWOOD ENTERPRISES, INC.	100.00	62.45	33.66	29.44	25.78	11.96
S & P SMALLCAP 600	100.00	85.71	103.27	111.63	130.09	102.84
PEER GROUP	100.00	80.84	59.34	71.78	108.52	77.12

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

        The Company's Compensation Committee is composed of Paul D. Borghesani, Dr. James L. Doti and J. Michael Hagan. None of the members of the Compensation Committee (i) was, during the fiscal year, an officer or employee of the Company or its subsidiaries; (ii) was formerly an officer or employee of the Company or its subsidiaries; or, (iii) had any relationship requiring disclosure by the Company as "Certain Relationships and Related Transactions." Voluntary disclosure is provided in that section, however, regarding Paul D. Borghesani.

        None of the executive officers of the Company served as a director or a member of a compensation committee of any entity whose executive officers or directors served as a director or on the Compensation Committee of the Company.

Compensation Committee Report on Executive Compensation

Executive Compensation Program

        The Compensation Committee, composed of the three non-management directors who authorized this report, reviews the administration of the Company's management compensation programs as they affect the compensation of the Company's senior managers. In addition, the Committee is responsible for administering several Company compensation and benefit plans, including the 2002 Long-Term Performance Plan, the Amended and Restated 1992 Stock-Based Incentive Compensation Plan, and Fleetwood's 401k plan. The Committee evaluates the performance and specifically establishes the compensation of the President and Chief Executive Officer.

Compensation Philosophy

        The Committee establishes and administers executive compensation programs designed to align compensation with management's execution of business strategies and initiatives as well as the achievement of long-term financial performance and growth in shareholder values. The compensation strategy focuses upon the following guiding principles:

  •
  Integration of the elements of the compensation package into a reward program which will attract and retain key executives critical to achieving the Company's business objectives.

  •
  Award of short-term incentives based upon the achievement of business goals for the performance period.

  •
  Alignment of long-term incentive opportunities with the creation of shareholder value for key executives charged with the responsibility for planning and executing the Company's business strategy.

        The Committee continues to have as one of its objectives the policy that, wherever reasonably possible, compensation paid by the Company to its managers, including its senior officers, should be deductible for income tax purposes.

        The Company has historically avoided most of the perquisites typically provided to corporate managers, especially members of top management. The Company's senior managers have no expense accounts, company cars or airplanes, executive dining room, paid country club memberships, matching charitable or educational contributions, paid financial counseling or the like.

Base Salary and Short-Term Incentive Compensation

        Total cash compensation, comprised of base salary and short-term bonus, is targeted at an individual and financial performance model that maintains competitive base salaries while providing sizable short-term bonus opportunities based upon the achievement of individual and organizational performance objectives. This performance-based approach is a reflection of the Company's belief that managers should have an opportunity to earn bonuses based on operational performance, including profitability. The management compensation plan is designed to hold managers more closely accountable for specific objectives under their control.

        Base salaries and salary ranges are determined in relation to competitive market data provided in national compensation surveys, and also based on an evaluation of individual job performance. Compensation surveys utilized include those conducted by Mercer, Towers Perrin and Watson Wyatt on an annual basis as well as others when appropriate. Short-term bonus opportunities are also based on comparative market data but also on meeting individual performance objectives. In addition, short-term bonus opportunities are based in part on company-wide performance measures, in the case of more senior executives who have responsibilities across multiple business units, or based on group or divisional performance in the case of senior management who have responsibilities solely within these particular functional areas.

        In general, salaries constitute 50% or 60% of total cash compensation, while short-term bonus makes up the remainder. Of the short-term bonus, 50% or 60% will be based on individual performance and the balance on company, group or division performance.

Long-Term Incentive Compensation

        Consistent with the Company's compensation strategy, last year the Board adopted, and shareholders approved, a new 2002 Long-Term Performance Plan. That Plan is designed to reflect the philosophy that:

  •
  Key executives who are charged with the responsibility for establishing and executing the Company's business strategy should have incentive compensation opportunities that are aligned with the creation of shareholder value.

  •
  Stock ownership is an important component for ensuring that executives' interests are aligned with shareholders' interests.

  •
  Incentive compensation opportunities should have significant upside potential with commensurate downside risk.

  •
  Although the Committee intends to retain as much flexibility as possible to respond to changing circumstances, the Committee presently believes that EBITDA (earnings before interest, taxes, depreciation and amortization) is an appropriate and, based on reports by Towers Perrin, an accepted measure for determining performance by executives.

  •
  In addition to meeting an EBITDA or other performance target, the Committee should retain the flexibility to reduce or eliminate awards if the performance of the Company's stock price does not match or exceed the performance of an index of peer company stocks.

        Awards under the Plan are designed to be able to qualify for the "performance-based compensation" exception of Section 162(m) of the Internal Revenue Code and therefore be deductible by the Company. The equity component is presently composed of restricted stock but may, in the future, include incentive stock options, non-qualified stock options, stock appreciation rights, bonus stock and performance-based stock. Any equity or equity-equivalent awards will be paid from the Amended and Restated 1992 Stock-Based Incentive Compensation Plan, and are subject to the limits contained in that Plan. While targets are currently based on EBITDA (earnings before interest, taxes, depreciation and amortization), the Committee may choose to use different performance measures. In addition, it is likely that awards would be reduced or forfeited if the Company's stock does not outperform a pool of comparable company stocks. The Long-Term Performance Plan, however, has been designed to allow the Committee to be able to exercise considerable discretion and flexibility in awarding long-term incentive compensation, especially in light of changing tax, legislative, and regulatory considerations, but with a goal of motivating participants using performance-related incentives linked to longer-range performance goals, which the Committee believes is in the interest of the Company's shareholders.

        The Committee approved the participation of key officers in the Plan and EBITDA targets for the first two-year performance cycle of the Plan. While performance in fiscal year 2003 was below a threshold level of achievement, it is anticipated that operating performance for fiscal year 2004 may result in the payment of long-term incentive compensation under this Plan, provided the Company's stock price continues to perform satisfactorily against the index of peer company stocks.

Stock Options

        In its role of administering the Company's Amended and Restated 1992 Stock-Based Incentive Compensation Plan, the Committee grants non-qualified stock option awards from time to time to key officers and managers who have the greatest degree of potential influence on the Company's strategic direction. In addition, awards have also been made in recent years to a broader group of operational managers at the Company's manufacturing, staff and retail operations. The Committee made stock option awards at the broader level in September 2002 and in March 2003, but may change the ratios of short-term and long-term incentive participation for operational managers in the future in order to conserve shares available for grant under the Plan while still rewarding managers commensurately. All such awards are non-qualified grants at fair market value on the date of the grant.

Chief Executive Officer Compensation

        On August 12, 2002, Edward B. Caudill joined the Company as President and Chief Executive Officer. The Committee designed a compensation package for Mr. Caudill that was consistent with that provided to the Company's other executive officers, and provided a competitive salary with the potential for significant short-term and long-term incentive compensation based upon the financial performance of the Company under his leadership. The Committee did not rely entirely on predetermined formulas or a limited set of criteria when it determined Mr. Caudill's compensation package nor when it has evaluated his performance. The Committee considered:

  •
  Management's overall accomplishments;

  •
  Mr. Caudill's individual accomplishments;

  •
  The Company's financial performance; and

  •
  The importance of Mr. Caudill's leadership in enhancing the corporate culture at Fleetwood and driving significant changes through the entire organization.

        The compensation package for Mr. Caudill provides a competitive salary with the potential of significant bonus plan compensation in the event the Company performs well under his leadership. For 2003, Mr. Caudill's annual salary level as Chief Executive Officer is $675,000 and his annual bonus compensation opportunity was $675,000, with 75% of the bonus award initially to be based on individual performance and 25% based on company-wide performance. Mr. Caudill will also receive a cash bonus of $400,000 to be paid 50 percent on his first anniversary of employment and the remainder on his second anniversary of employment.

        Mr. Caudill was awarded an initial stock option grant of 352,698 options upon his date of employment, as well as a grant of 147,860 shares of restricted stock. The stock option is a non-qualified grant with an exercise price equal to the market price on the date of grant and vests ratably over three years. The restricted stock will vest 65% after the first year, an additional 30% after the second year and the remaining 5% after the third year. He will receive future grants on essentially the same schedule as other officers beginning in fiscal year 2004. His participation in the Long-Term Performance Plan began with the fiscal year 2003 to fiscal year 2004 performance cycle under the same performance targets established for other participants.

Paul D. Borghesani, Chairman
Dr. James L. Doti
J. Michael Hagan

Report of the Audit Committee

        The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company's independent auditors are responsible for expressing an opinion on the conformity of the Company's audited financial statements to generally accepted accounting principles.

        In this context, the Audit Committee has reviewed and discussed the audited financial statements with management and Ernst & Young LLP, the independent auditors. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from Ernst & Young LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. Further, the Audit Committee has considered whether the independent auditor's provision of information technology services and other non-audit services to the Company would be compatible with the auditor's independence.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended April 27, 2003, for filing with the Securities and Exchange Commission.

Submitted by the Fleetwood Enterprises, Inc. Audit Committee

Dr. Douglas M. Lawson, Chairman
Margaret S. Dano
J. Michael Hagan
John T. Montford

ITEM 2: SHAREHOLDER PROPOSAL REGARDING THE ANNUAL ELECTION OF THE ENTIRE BOARD OF DIRECTORS.

        The Amalgamated Bank of Longview Small Cap 600 Index Fund, having an office at 11-15 Union Square, New York, NY 10003, and beneficial owner of 27,245 shares of the Company's common stock at the time of its submission, has proposed the adoption of the following resolution and has furnished the following statement in support of the proposal:

        RESOLVED: The stockholders of Fleetwood Enterprises, Inc. (the "Company") request that the board of directors take the necessary steps in accordance with applicable state law to declassify the board of directors so that all directors are elected annually, such declassification to be carried out in a manner that does not affect the unexpired terms of directors previously elected.

SUPPORTING STATEMENT

        The election of directors is the primary avenue for shareholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. We believe that classification of the board of directors, which results in only a portion of the board being elected annually, is not in the best interests of our Company and its stockholders.

        The Company's board of directors is divided into three classes, with approximately one-third of all directors elected annually to three-year terms. Eliminating this classification system would require each director to stand for election annually and would give stockholders an opportunity to register their views on the performance of the board collectively and each director individually.

        We believe that electing directors in this manner is one of the best methods available to stockholders to ensure that the Company will be managed in a manner that is in the best interest of stockholders.

        The evidence indicates that shareholders are dissatisfied with classified boards. In 2002 the shareholders at more than 30 other companies voted in favor of resolutions recommending that all directors run for election each year. The average level of support for these declassification proposals was 62% of the yes-and-no vote, according to the Investor Responsibility Research Center.

        We believe that director accountability is particularly important at Fleetwood Enterprises. For the five-year period ending July 3, 2003 the Company's stock price has declined 75%, a record of performance that is worse than a majority of Fleetwood's peers, the S&P 600 SmallCap index or the S&P 500 index.

        We therefore urge our fellow stockholders to support this reform. A number of companies have declassified boards. We regard as unfounded the concern expressed by some that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders. In the unlikely event that stockholders do vote to replace all directors, such a decision would express a dissatisfaction with the incumbent directors and would reflect the need for change.

        WE URGE YOU TO VOTE FOR THIS RESOLUTION.

BOARD OF DIRECTORS RESPONSE

        THE BOARD OF DIRECTORS OPPOSES THE PROPOSED RESOLUTION AND UNANIMOUSLY RECOMMENDS A VOTE AGAINST ITEM 2 FOR THE FOLLOWING REASONS:

        The Board believes that a classified board of directors is in the best interests of the shareholders. Indeed, it is the method of governance used by the majority of Fortune 500 companies today and, according to the same Investor Responsibility Research Center study that is cited by the proponent, by

61% of the companies in the S&P SmallCap index and 62% of the companies in the S&P 500 index. Classified boards therefore remain a well-recognized form of governance among the very companies that the proponent identifies as Fleetwood's peers.

        In Fleetwood's case, our shareholders originally approved this structure several years ago, and we believe the Company's classified Board has operated, and that it continues to this day to operate, effectively and with a consistent regard for good corporate governance.

        A primary reason to elect directors by classes is to prevent the sudden disruptive changes that could result from the election of an entirely new Board in any one year. We believe a classified board structure does in fact provide continuity and stability of leadership and policy, and improves director performance, because a majority of the directors at any given time will have prior experience with the Company's business, corporate governance and public reporting. Directors then are in a better position to make effective decisions concerning significant business commitments and the appropriate use of financial and other resources, as well as to engage in long-term strategic planning.

        Fleetwood's classified Board also reduces the Company's vulnerability to abusive takeover tactics. This is because it is impossible to elect an entirely new Board at a single meeting. Potential acquirers are thus encouraged to initiate arm's length negotiations with the Board and management to best protect the interests of Fleetwood shareholders. The Board is concerned that a declassified Board could allow a hostile suitor to seek to replace a majority of the directors with directors who are in favor of the takeover, and then dictate the terms of the deal in order to benefit themselves at the expense of the Company and its shareholders.

        This could leave target companies particularly vulnerable to inadequate bid prices when, for instance, the broader stock markets are struggling, or whenever entire industries, such as the manufactured housing industry at the present time, are faced with near-term structural challenges that depress market valuations but which are not permanent. While classified Boards do not preclude takeover offers, they facilitate the Board's ability to obtain the best outcome for shareholders by giving the Company time to negotiate and to consider alternative proposals.

        The Board believes that directors elected for staggered terms are accountable to shareholders to the same extent as directors that are elected annually. The Board has fiduciary duties that do not depend on how often the Board is elected, and accountability depends primarily on the selection of responsible and experienced individuals.

        Indeed, we believe this Board provided tangible evidence in August of last year of its strong commitment to the interests of Fleetwood's shareholders when, after a six-month search, it reached outside the industry to appoint Ed Caudill as President and Chief Executive Officer. And while stock prices can be volatile, nonetheless for the period starting the day Mr. Caudill commenced his employment here through July 3, 2003, the stock had increased over 300%.

        Your Board has taken several additional steps to foster the accountability of its members to shareholders. The Fleetwood Board is comprised of a clear majority of independent, outside directors. In fact, if the Board's nominees are all elected at the upcoming meeting then at that time ten out of eleven directors will be independent. Key committees are comprised solely of independent directors. One of these committees, the Governance and Nominating Committee, was established last year to nominate directors and review and report to the Board with regard to corporate governance.

        In addition, the Board adopted Corporate Governance Guidelines which address a number of areas affecting the accountability of each director to the Company and to its shareholders, including: director responsibilities; director qualifications; independence of a majority of the Board and of all members of key committees; continuing education of Board members; Board evaluation and director performance; and director attendance at meetings.

        The affirmative vote of holders of a majority of shares present or by proxy at the meeting and entitled to vote on this matter is necessary to approve this shareholder proposal. However, approval of the proposal would not automatically eliminate the classified Board, as this proposal is only a recommendation. Eliminating the classified Board would require action by the Board to amend the Restated Certificate of Incorporation and then approval of the amendment by the shareholders of the Company in accordance with applicable law.

        The Board believes that a classified Board provides excellent governance for the Company and will continue to best serve and protect shareholders' interests.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEM 2.

AUDITORS

        The firm of Ernst & Young LLP was selected during the second quarter of fiscal year 2003 to serve as Fleetwood's independent auditors for fiscal year 2003. A representative of Ernst & Young LLP will be present at the Annual Meeting, at which time he or she will be given an opportunity to make a statement, if desired, and to respond to appropriate shareholder questions.

        Audit Fees.    The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of Fleetwood's financial statements for the fiscal year ended April 27, 2003, were $500,000. The aggregate fees billed by Ernst & Young LLP for professional services rendered for the interim reviews of the financial statements included in Fleetwood's Forms 10-Q for fiscal year 2003 were approximately $107,250.

        Financial Information Systems Design and Implementation Fees.    Ernst & Young LLP did not provide any such services to Fleetwood during fiscal year 2003.

        All Other Fees.    The aggregate fees billed by Ernst & Young LLP for other services to Fleetwood during fiscal year 2003 were $197,855. These services included consulting for regulatory financial reporting, including consulting relating to compliance with the Sarbanes-Oxley Act of 2002, audits of retirement plans, and an audit of Fleetwood's HomeOne Credit Corp. subsidiary for regulatory purposes.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

        Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

        Prior to engagement of the independent auditor for the next year's audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.

        1.     Audit services include audit work performed in the preparation of financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

        2.     Audit-Related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

        3.     Tax services include all services performed by the independent auditor's tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

        4.     Other Fees are those associated with services not captured in the other categories. The Company generally does not request such services from the independent auditor.

        Prior to engagement, the Audit Committee will pre-approve these services by category of service. The fees are budgeted and the Audit Committee will require the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee will require specific pre-approval before engaging the independent auditor.

        The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

        We terminated our engagement of Arthur Andersen as independent auditors on April 2, 2002. The decision to terminate the engagement of Arthur Andersen was recommended by our Audit Committee and approved by the Board of Directors. Arthur Andersen's report on our financial statements for each of the years ended April 30, 2000, and April 29, 2001, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended April 30, 2000, and April 29, 2001, and the interim period between April 30, 2001, and April 2, 2002, there were no disagreements between us and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

        During the years ended April 30, 2000, and April 29, 2001, and the interim period between April 30, 2001, and April 2, 2002, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K promulgated by the Securities and Exchange Commission). During the years ended April 30, 2000, and April 29, 2001, and the interim period between April 30, 2001, and April 2, 2002, we did not consult with Ernst & Young LLP regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, (ii) the type of audit opinion that might be rendered on our financial statements or (iii) any matter that was either the subject of a disagreement (as described above) or a reportable event.

        We provided Arthur Andersen with a copy of the above disclosures and requested that it furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. That letter was attached to a Form 8-K we filed on April 5, 2002, to disclose our change in auditors.

        After reasonable efforts, we have been unable to obtain Arthur Andersen's consent to the incorporation by reference of their report for our fiscal years ended April 30, 2000, and April 29, 2001, into our previously filed registration statements under the Securities Act of 1933, and we have not filed that consent with our Annual Report on Form 10-K in reliance upon Rule 437a under the Securities Act.

ANNUAL REPORTS

        Fleetwood's Annual Report for the fiscal year ended April 27, 2003, including audited financial statements, is being mailed to shareholders along with the proxy materials. In addition, the Company files an Annual Report on Form 10-K with the Securities and Exchange Commission.

        SHAREHOLDERS MAY OBTAIN COPIES OF THE FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND THE EXHIBITS THERETO, WITHOUT CHARGE, BY WRITING TO THE SECRETARY AT THE ADDRESS LISTED ON THE FRONT OF THE PROXY STATEMENT.

OTHER BUSINESS AND DIRECTOR NOMINATIONS

        At the time of the preparation of this Proxy Statement, the Company's Board of Directors had not been informed of any other matters which would be presented for action at the Annual Meeting. If any other matters are properly presented, the persons named in the accompanying form of proxy will vote or refrain from voting on any such matter in accordance with their best judgment.

        Fleetwood's Bylaws require that, for other business to be properly brought before an Annual Meeting by a shareholder, the Secretary must have received written notice thereof not less than 60 nor more than 90 days prior to the Annual Meeting (or not later than 10 days after public disclosure of the Annual Meeting if such disclosure occurs less than 70 days prior to the date of such Annual Meeting). The Notice must set forth (a) a brief description of the business proposed to be brought before the Annual Meeting and the reasons for conducting such business, (b) the shareholder's name and address, and the number of shares of common stock represented, and (c) any material interest of the shareholder in such business.

        Fleetwood's Bylaws also require that the Secretary receive written notice of all persons to be nominated as a director at an Annual Meeting, other than nominations made at the direction of the Board of Directors, not less than 60 nor more than 90 days prior to the Annual Meeting at which the election will take place (or not later than 10 days after public disclosure of such Meeting if such disclosure occurs less than 70 days prior to the date of such meeting). The notice must set forth (a) the shareholder's name and address, and the number of shares of common stock represented, (b) such information with respect to the nominee as would have to be included in the Proxy Statement if such person were a nominee included in that Statement, and (c) a consent to serve as director signed by such nominee.

2004 SHAREHOLDER PROPOSALS

        Shareholder proposals intended to be presented at the 2004 Annual Meeting must be received by the Company on or before April 15, 2004, if they are to be considered for inclusion in the Proxy Statement. Such proposals should be addressed to the Secretary.

By Order of the Board of Directors,
Forrest D. Theobald Secretary

Dated: August 13, 2003

ANNEX A
FLEETWOOD CORPORATE GOVERNANCE GUIDELINES

A.    Board Selection and Composition.

        1.    The Governance and Nominating Committee is responsible for reviewing with the Board, on an annual basis, the appropriate core competencies and individual characteristics required of Board members in the context of the then-current makeup of the Board.

        2.    Among the core competencies that the Board will seek in director candidates at given times are accounting or finance experience, business, manufacturing or management experience, industry knowledge, or proven leadership or strategic planning skills. An assessment of individual characteristics will include the mix of issues of diversity, age, skills, experiences, perspectives, independence, personal character and judgment.

        3.    While the Governance and Nominating Committee is responsible for screening potential Board members, the Board itself is responsible for selecting its own members and recommending them for election by the stockholders. The Committee shall review candidates for election or reelection to the Board and make recommendations with respect thereto for action by the full Board.

        4.    The Board believes it should be comprised of a majority of independent directors, as the term is defined from time to time by the rules of the New York Stock Exchange. In addition, a director will not be deemed independent if he or she is a member of the immediate family of any person who would not qualify as independent under these standards. The Board shall formally review the independence of all non-employee directors at least once a year.

        5.    Interlocking directorships shall not be permitted (an interlocking directorship would occur where a Fleetwood officer or director served on the board of Company X and an officer or director of Company X served on Fleetwood's Board).

        6.    The size of the Board in recent years has averaged around 11 members. The Board periodically reviews the size of the Board, and would consider adjusting the size of the Board if necessary to accommodate clearly qualified candidates, to respond to workload needs, and to otherwise satisfy the requirements of these Guidelines.

        7.    The Board does not believe that directors who retire or materially change the job responsibility or vocation they had when they came on the Board should necessarily leave the Board, but there should be an opportunity for the Board, through the Governance and Nominating Committee, to review the continued appropriateness of Board membership.

        8.    The Board encourages its members to own Fleetwood stock, in addition to stock options.

        9.    The Board does not have a formal policy on whether the roles of Chief Executive Officer and Chairman should be separate. The Board should be free to make this decision in the way that seems best for Fleetwood at any given time.

        10.    A retirement age of 72 is considered appropriate for the Company's directors, although directors who reach age 72 during the course of their terms of office as a director should be permitted to serve out the term.

B.    Board Meetings and Processes.

        1.    Regular Board meetings are held quarterly and are scheduled at least one year in advance. The Chairman drafts the agenda for the meeting, but each Board member is free to suggest items for inclusion on the agenda. The Chairman should ensure that adequate time is provided for full discussion of operating and strategic issues, corporate governance, management presentations and other appropriate or timely items, and also allow substantial time for open discussion.

        2.    Agendas and reports are provided to the members prior to meetings and meeting minutes are circulated promptly after meetings. Management should endeavor to provide directors with information in advance of the meeting that will assist the directors in carrying out their corporate governance responsibilities. This will include management reports but may also include analysts' reports, articles in business or trade journals, etc.

        3.    In addition to regular Board meetings, the Board annually should schedule a special off-site session, to last at least one full day, to review strategic plans and initiatives and receive a detailed informational review of Company operations and of the principal issues that Fleetwood expects to face in the future.

        4.    Directors are expected to prepare for, attend and participate in all Board meetings and applicable Committee meetings. Directors should ensure that other existing and planned future responsibilities, including membership on other boards of directors, do not materially interfere with the member's service on Fleetwood's Board.

        5.    The Board as an entity, and consistent with its governance responsibilities, has complete access to any employee of Fleetwood. The Board encourages management to schedule managers to make presentations at Board meetings who (a) can provide additional insights into the items being discussed because of personal involvement in these areas, or (b) have future potential that management believes should be given exposure to the Board.

        6.    The independent directors should meet at least twice a year in executive session. If the Chairman is also the Chief Executive Officer, the Chairman of the Governance and Nominating Committee will assume the responsibility of scheduling and chairing these meetings, unless the independent directors by majority vote determine otherwise.

        7.    Directors should be committed to the goal of ensuring a corporate environment that features strong internal controls, fiscal accountability, high ethical standards, and full compliance with all applicable laws and regulations.

        8.    Directors are expected to represent the interest of all stockholders, not those of any single individual or group of stockholders or any single interest group.

        9.    It is expected that all directors should attend the Company's annual meeting of stockholders.

        10.    It is appropriate once a year that the Compensation Committee should direct management to obtain a study of the status of Board compensation in relation to other comparable companies. The Compensation Committee may recommend changes in Board compensation to the full Board, but no such changes should be adopted without full discussion and concurrence by the Board. In evaluating Board compensation, the Board will consider the effect of the amount of each director's fees and emoluments on the director's independence, and in particular in this regard will critically evaluate the amount of any charitable contributions to organizations with which the director is affiliated or any consulting or other indirect compensation received by the director from the Company.

        11.    The Governance and Nominating Committee shall report annually to the Board its assessment of the Board's performance and the performance of the Chairman when not an executive of the Company. This report should be discussed by the full Board. The report should be made following the end of each fiscal year and in conjunction with the Committee's report on Board membership generally. The assessment should be of the Board's contribution as a whole and should specifically identify areas in which the Committee or management feels a better job could be done. The purpose of the report is to increase effectiveness of the entire Board and its Committees, as well as of individual members.

        12.    Under the direction of the Chief Executive Officer, the General Counsel and Chief Financial Officer shall be responsible for director orientation and education, including providing an orientation for new directors, periodically providing materials or briefing sessions for all directors on subjects that would assist them in discharging their duties, arranging periodic visits by Board members to the Company's facilities, and providing directors the opportunity to participate in appropriate third party training programs. Each new director shall, within six months of election to the Board, spend a day at corporate headquarters for personal briefings by senior management on the Company's strategic plans, its financial statements, and key policies and practices.

C.    Board Committees.

        1.    The five current standing Committees consist of: Executive; Audit; Compensation; Strategic Planning; and Governance and Nominating. The Board may consider forming new Committees or disbanding an existing Committee depending upon the circumstances.

        2.    Each Committee has the following general responsibilities:

  Executive Committee: Has all the authority of the Board when the Board is not in session, except that it cannot authorize stock issuances or dividends. The Board expects that the Executive Committee will act only on routine matters or in clear emergencies.

  Audit Committee: Primary function is to assist the Board in fulfilling its oversight responsibilities with respect to (i) the annual financial information which will be provided to stockholders and the Securities and Exchange Commission; (ii) the system of internal controls which management has established; (iii) the internal and external audit process; and (iv) the utilization of auditors for non-audit services. Has such further and specific responsibilities as are detailed in its written charter.

  Compensation Committee: Evaluates the Chairman of the Board, when an executive of the Company, and the Chief Executive Officer annually and recommends their total compensation package to the Board. Reviews, at least annually, the compensation structure for all other officers. Administers the Company's stock option plans, including the review and grant of stock options to all eligible employees. Reviews the structure and design of employee benefit plans, severance policies and executive employment contracts generally.

  Strategic Planning Committee: Reviews strategic plans and initiatives, for the enterprise as a whole and for all significant business segments. Assesses markets, products and customers, reviews competitive strengths and weaknesses, and reviews financial strength and flexibility in the context of establishing and meeting strategic goals.

  Governance and Nominating: Considers and recommends candidates for Board vacancies or to expand the Board. Actively recruits qualified candidates. Reviews Board performance annually. Reviews and makes recommendations regarding Committee assignments, Committee charters and Committee structure for the Board. Establishes criteria for Board performance evaluation. Reviews and reports to the Board on matters of corporate governance, including any recommended revisions to these Guidelines. In particular, this Committee is responsible for ensuring that Fleetwood is in full compliance with any corporate governance requirements of the New York Stock Exchange.

        3.    Membership is limited to independent directors on each of the Audit, Compensation and Governance and Nominating Committees. New York Stock Exchange independence rules are observed for all such Committees. Thus, director's fees are the only compensation an Audit Committee member may receive from Fleetwood. The independence requirements for future Committees will be established at the time the Committee is established. Committee chairs and Committee membership should be rotated among the Board members to the extent practical.

        4.    The Board is responsible for the appointment of Committee chairs and members. It is expected that, except in extraordinary circumstances, each Committee chairperson will have had previous experience on the applicable Committee.

        5.    Each Committee has a senior management contact to coordinate the work of the Committee and to provide follow-up. The current assignments are:

            Executive Committee: Chief Executive Officer
            Audit Committee: Chief Financial Officer
            Compensation Committee: Vice President, Human Resources
            Strategic Planning Committee: Chief Executive Officer
            Governance and Nominating Committee: Senior VP, General Counsel

        6.    Committees may use independent service providers (lawyers, accountants and other consultants) on an "as needed" basis as determined by the Committee chair. Unless circumstances indicate otherwise, the Committee chair should consult with management before selecting the service provider.

        7.    Committee meetings shall be held as determined by the Chairman of each Committee. Minutes of Committee meetings should be circulated to all Board members, or a report of the action reviewed or taken at each Committee meeting should be made at the next Board meeting. With the consent of the Committee chair, Board members are free to attend any Committee meeting.

D.    Chairman and Chief Executive Officer Review and Succession.

        1.    The Board on an annual basis, following the report from the Compensation Committee, should formally evaluate the Chairman, when an executive of the Company, and the Chief Executive Officer. The evaluations should be based on objective and subjective criteria, including performance of the business, accomplishment of strategic objectives, development of management, and other matters as determined by the Board. The Chairman, when an executive of the Company, and the Chief Executive Officer should not be present during their respective evaluations.

        2.    The Chief Executive Officer reviews succession planning and management development with the Board on an annual basis, and on a continuing basis each of the Chairman and the Chief Executive Officer should make a recommendation to the Board for his/her successor should he/she retire or become unexpectedly disabled.

ANNEX B
AUDIT COMMITTEE CHARTER

Purpose

        The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the Company's compliance with legal and regulatory requirements, (3) the independent auditor's qualifications and independence, and (4) the performance of the Company's internal audit function and independent auditors.

        The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the "SEC") to be included in the Company's annual proxy statement.

Committee Membership

        The Audit Committee shall consist of no fewer than three members. Each member of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the "Exchange Act"), and all rules and regulations promulgated by the SEC. When required by applicable law or regulation, at least one member of the Audit Committee shall be an "audit committee financial expert" as defined by the SEC, and at least one member (who may be the "audit committee financial expert") shall have accounting or related financial management expertise, as determined by the Board in its business judgment. Each member of the Audit Committee shall be financially literate, as determined by the Board in its business judgment.

        The members of the Audit Committee shall be appointed by the Board on the recommendation of the Governance and Nominating Committee. Audit Committee members may be replaced by the Board. The Governance and Nominating Committee shall recommend, and the Board shall appoint, one member of the Committee as its Chairperson.

Committee Rules of Procedure

        The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. Special meetings may be convened as the Audit Committee deems necessary or appropriate.

        A majority of the members of the Audit Committee shall constitute a quorum to transact business. Members of the Audit Committee may participate in a meeting of the Committee by means of telephone conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other. Except in extraordinary circumstances as determined by the Chairman of the Audit Committee, notice shall be delivered to all Committee members at least 48 hours in advance of the scheduled meeting. Minutes of each meeting will be kept and distributed to the entire Board.

        The affirmative vote of a majority of the members of the Audit Committee present at the time of such vote will be required to approve any action of the Committee. Subject to the requirements of any applicable law, regulation or New York Stock Exchange rule, any action required or permitted to be taken at a meeting of the Audit Committee may be taken without a meeting if consent in writing, setting forth the action so taken, is signed by all of the members of the Committee. Such unanimous written consent shall have the same force as a unanimous vote of the Committee.

Committee Authority and Responsibilities

        The Audit Committee shall have the sole authority for the appointment, compensation, oversight (including resolution of disagreements between management and the independent auditor regarding financial reporting), termination and replacement of the Company's independent auditor subject, if applicable, to shareholder ratification, and shall approve in advance all audit engagement fees and terms and all non-audit engagements with the independent auditors (subject to the "de minimis" exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit) but shall not approve any engagement with respect to those services set forth in Section 10A(g) of the Exchange Act except as permitted under Section 10A(h) of the Exchange Act. The independent auditor shall report directly to the Audit Committee.

        If any audit engagement fees or terms require approval prior to the next scheduled meeting of the Audit Committee, the Committee may delegate to subcommittees consisting of one or more of its members the authority to pre-approve audit or permitted non-audit services, provided that such pre-approval shall be presented to the full Committee for its approval at its next scheduled meeting.

        The Audit Committee shall have the authority, to the extent it deems necessary or appropriate to carry out its responsibilities, to retain at the expense of the Company special legal, accounting or other consultants to advise the Committee. The Audit Committee shall have the sole authority to approve all fees and terms of engagement of such advisors. The Audit Committee may designate any member of the Committee to execute documents on its behalf as it deems necessary or appropriate to carry out its responsibilities hereunder.

        The Audit Committee may request any officer or employee of the Company or the Company's independent auditor to attend a meeting of the Committee or to meet with any member of, or consultants to, the Committee. The Audit Committee shall meet with management, the internal auditors and the independent auditor in separate executive sessions as often as the Committee determines, but not less frequently than quarterly. The Audit Committee may also, to the extent the Committee deems necessary or appropriate, meet with the Company's consultants.

        The Audit Committee shall make regular reports to the Board and shall review with the Board any issues that arise with respect to (i) the quality or integrity of the Company's financial statements, (ii) the Company's compliance with legal or regulatory requirements that may have a material impact on the Company's financial statements, (iii) the performance and independence of the Company's independent auditors or (iv) the performance of the independent audit function. In addition, the Audit Committee annually shall review its own performance.

        The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed change to the Board for its approval. This Charter is in all respects subject and subordinate to the Company's certificate of incorporation and by-laws and the applicable provisions of the Delaware General Corporate Law.

        In addition to the foregoing, the Audit Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

        1.    Review and discuss with management and the independent auditor the Company's annual audited financial statements, including the disclosures made under "Management's Discussion and Analysis of Financial Condition and Results of Operations," prior to the filing of its Form 10-K, and report to the Board the results of the Committee's review.

        2.    Review and discuss with management and the independent auditor the Company's quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor's review of the quarterly financial statements and the disclosures made under "Management's Discussion and Analysis of Financial Condition and Results of Operations," and report to the Board the results of the Committee's review.

        3.    Discuss with management and the independent auditor, and resolve any disagreements between management and the independent auditor with respect to, significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including any significant changes in the Company's selection or application of accounting principles, any major issues as to the adequacy of the Company's internal controls, and any major steps adopted in light of material control deficiencies.

        4.    Review and discuss with management and the independent auditor any report of the independent auditor regarding (a) all critical accounting policies and practices to be used, (b) alternative treatments of financial information within generally accepted accounting principles ("GAAP") that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor, or (c) any other material written communications between the independent auditor and management, including any management letter or schedule of unadjusted differences.

        5.    Discuss with management the Company's earnings press releases, including the use of "pro forma" or "adjusted" non-GAAP information, as well as all financial information and earnings guidance provided to analysts and rating agencies.

        6.    Discuss with management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company's financial statements.

        7.    Discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.

        8.    Review legal and regulatory matters that may have a material impact on the Company's financial statements, and all related compliance policies and programs. Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company's financial statements or accounting policies. Discuss with the Company's general counsel any legal matters that may have a material impact on the Company's financial statements.

        9.    Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. In particular, discuss:

          (a)    the adoption of, or changes to, the Company's significant auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management;

          (b)    the management letter provided by the independent auditor and the Company's response to that letter; and

          (c)    any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

        10.    Review disclosures made to the Audit Committee by the Company's CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company's internal controls.

Oversight of the Company's Relationship with the Independent Auditor

        11.    Review the experience and qualifications of the senior members of the independent auditor team, including the lead partner.

        12.    Obtain and review a report from the independent auditor at least annually regarding (a) the auditor's internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and its related entities and the Company and its related entities. The report shall in all respects satisfy the requirements of Independence Standards Board Standard No. 1. Discuss the report with the independent auditor, and evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor's quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor's independence, and taking into account the opinions of management and the internal auditor. The Audit Committee shall present its conclusions to the Board, and if so determined by the Audit Committee, recommend that the Board take additional action to satisfy itself of the qualifications, performance and independence of the auditor.

        13.    Consider when, in order to comply with Section 10A(j) of the Exchange Act and to assure continuing auditor independence, to rotate the audit partners. Consider whether it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

        14.    Recommend to the Board policies for the Company's hiring of employees or former employees of the independent auditor who were engaged on the Company's account. Review the experience and qualifications of the senior management of the Company to ensure that none of them has a relationship with the independent auditor that would compromise the auditor's independence or otherwise cause the Company or the independent auditor to be in violation of Section 10A of the Exchange Act or any other legal or regulatory requirement.

        15.    Obtain assurance from the independent auditor that each audit of the Company's financial statements has complied with the requirements of Section 10A of the Exchange Act.

        16.    Discuss with the national office of the independent auditor issues on which they were consulted by the Company's audit team and matters of audit quality and consistency.

        17.    Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Company's Internal Audit Function

        18.    Review the appointment of the senior internal auditing executive.

        19.    Review the significant reports to management prepared by the internal auditing department, including a discussion of any audit problems or difficulties, and management's responses.

        20.    Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

        21.    Discuss with the independent auditors their review of the Company's electronic data processing and information technology procedures and controls. Inquire about specific security programs to protect against computer fraud or misuse both within and outside the Company.

Compliance Oversight Responsibilities

        22.    Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

        23.    Obtain reports from management, the Company's senior internal auditing executive and the independent auditor that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company's Code of Ethics. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's Code of Ethics.

        24.    Discuss with management any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company's compliance policies.

        25.    Discuss with the Company's General Counsel legal matters that may have a material impact on the Company's compliance policies.

        26.    Establish and review periodically procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

        27.    Review the annual internal control report prepared or issued by the independent auditor for inclusion in the Company's Form 10-K.

General

        Wherever it is stated in this Charter that the Audit Committee shall "review" or "discuss" any of the matters described herein, it shall be understood that the purpose of this Charter is to require the Audit Committee in all such cases to carefully review and discuss the matter and to make appropriate inquiries and investigations with respect thereto.

        By approving this Charter the Board shall not be deemed to have approved or adopted by implication any law, rule, regulation, policy or practice to which it is not otherwise bound or which is not otherwise expressly approved and adopted herein.

        In addition to the activities described above, the Audit Committee will perform such other functions as necessary or appropriate in its opinion under applicable law, the Company's certificate of incorporation and by-laws, and the resolutions and other directives of the Board.

Limitation of Audit Committee Role

        While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate, and are in accordance with GAAP and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

424-PS-03

DETACH HERE

ZFLT22

PROXY

FLEETWOOD ENTERPRISES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned, revoking all prior proxies, hereby appoints Thomas B. Pitcher and Forrest D. Theobald, or either of them, proxies with full power of substitution, to vote all shares of Common Stock of Fleetwood Enterprises, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Tuesday, September 9, 2003, and at any adjournment thereof, as specified below and on the reverse side and to act in their discretion on all matters incident to the conduct of the meeting and upon all other business as may properly come before the meeting or any adjournment thereof.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND AGAINST PROPOSAL 2. THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INDICATED INSTRUCTIONS. HOWEVER, IF IT IS PROPERLY SIGNED BUT NO INSTRUCTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE FOUR (4) NOMINEES LISTED ON THE REVERSE SIDE AND AGAINST PROPOSAL 2.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

FLEETWOOD ENTERPRISES, INC.

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

ZFLT21

☒	Please mark votes as in this example.

The Board of Directors recommends a vote "FOR" Proposal 1.			The Board of Directors recommends a vote "AGAINST" Proposal 2.
1.	Election of Directors.
					FOR	AGAINST	ABSTAIN
	Nominees:	(01) Margaret S. Dano, (02) Dr. James L. Doti (03) David S. Engelman and (04) Daniel D. Villanueva	2.	Shareholder proposal regarding the annual election of the entire Board of Directors.	☐	☐	☐

	FOR ☐	WITHHELD ☐
☐
For all nominee(s) except as written above

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐
MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐
Please sign exactly as name appears. Joint owners should each sign. Trustees and others acting in a representative capacity should indicate the capacity in which they sign.

Signature:	Date:	Signature:	Date:

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
ELECTION OF DIRECTORS (Proposal No. 1)
CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION
OPTION GRANTS IN LAST FISCAL YEAR
COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS AMONG FLEETWOOD ENTERPRISES, INC., THE S&P SMALL CAP 600 INDEX AND A PEER GROUP
  ITEM 2: SHAREHOLDER PROPOSAL REGARDING THE ANNUAL ELECTION OF THE ENTIRE BOARD OF DIRECTORS.
AUDITORS
ANNUAL REPORTS
OTHER BUSINESS AND DIRECTOR NOMINATIONS
2004 SHAREHOLDER PROPOSALS
ANNEX A FLEETWOOD CORPORATE GOVERNANCE GUIDELINES
ANNEX B AUDIT COMMITTEE CHARTER